Exhibit 5.1

Charles J. Bair

T: +1 858 550 6142

cbair@cooley.com

February 24, 2022

Kura Oncology, Inc.

12730 High Bluff Drive, Suite 400

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to Kura Oncology, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of shares of the Company’s common stock, par value $0.0001, having aggregate sale proceeds of up to $150,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-3ASR (No. 333-251172) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with a Sales Agreement, dated February 24, 2022, between the Company and SVB Securities LLC, Credit Suisse Securities (USA) LLC, and Cantor Fitzgerald & Co. (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 50,000,000 Shares will be sold under the Agreement and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of the Company’s common stock issuable under the Agreement to exceed the number of shares of common stock that then remain authorized and available for issuance.

Our opinion herein is expressed solely with respect to the DGCL as in effect on the date hereof. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Kura Oncology, Inc.

February 24, 2022

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com